SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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STONERIDGE, INC.
9400 East Market Street
Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold the 2011 Annual Meeting of Shareholders of Stoneridge, Inc. on Monday, May 9, 2011, at 11:00 a.m. Eastern Time, at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	Election of seven directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP;

3.	An advisory vote on executive compensation;

4.	An advisory vote on the frequency of holding an advisory vote on executive compensation;

5.	Proposal to approve the Amended Annual Incentive Plan; and

6.	Any other matters properly brought before the meeting.

Only shareholders of record at the close of business on April 1, 2011, are entitled to notice of and to vote at the meeting or any adjournment thereof.  Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote by telephone or Internet.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 12, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 9, 2011:

This Proxy Statement and the Company’s 2010 Annual Report to Shareholders are also available at www.edocumentview.com/sri.

YOUR VOTE IS IMPORTANT.
PLEASE SUBMIT YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD
OR PROVIDE YOUR VOTE BY TELEPHONE OR INTERNET.

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at the Annual Meeting of Shareholders to be held on Monday, May 9, 2011, at 11:00 a.m. Eastern Time, at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135.  This Proxy Statement and the accompanying notice and proxy will be mailed to you on or about April 12, 2011.

Annual Report; Internet Availability

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended December 31, 2010, is enclosed with this proxy statement.  Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2010 are available at www.edocumentview.com/sri.

Solicitation of Proxies

The Board of Directors (“Board”) is making this solicitation of proxies and the Company will pay the cost of the solicitation.  The Company has retained Georgeson Inc., at an estimated cost of $8,000, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals.  In addition to the solicitation of proxies by mail by Georgeson Inc., the Company’s employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy.  In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”; (b) ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011; (c) approve the compensation paid to the Company’s Named Executive Officers; (d) approve “every three years” regarding the frequency of a shareholder vote on the compensation of the Named Executive Officers; and (e) approve the Amended Annual Incentive Plan.  Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy.  However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at the Company’s address indicated on the attached Notice of Annual Meeting of Shareholders or in the open meeting.  If you hold your Company common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

Voting Eligibility

Only shareholders of record at the close of business on the record date, April 1, 2011, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares held on the record date at the meeting.  On the record date, the Company’s outstanding voting securities consisted of 25,598,617 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

Voting Procedures

If you are a record holder:

•	You may vote by mail: complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope.
•	You may vote by telephone: call toll-free 1-800-652-VOTE (8683) on a touch-tone phone and follow the instructions. You will need your proxy card available if you vote by telephone.
•	You may vote by Internet: access www.envisionreports.com/sri and follow the instructions. You will need your proxy card available if you vote by Internet.
•	You may vote in person at the meeting, however, you are encouraged to vote by proxy card, telephone or Internet even if you plan to attend the meeting.

If you are a “street name” holder:

•
You must vote your common shares through the procedures established by your bank, broker, or other holder of record.  Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.

•
You may vote at the meeting however, to do so, you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy.  You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting.  You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s common shares as of March 4, 2011, by: (a) the Company’s directors and nominees for election as directors; (b) each other person who is known by the Company to own beneficially more than 5% of the Company’s outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) the Company’s executive officers and directors as a group.

	Number of
	Shares	Percent
	Beneficially	of
Name of Beneficial Owner	Owned (1)	Class

Wellington Management Company LLP (2)	2,266,670	8.9%
BlackRock, Inc. (3)	1,444,926	5.6
Dimensional Fund Advisors LP (4)	1,321,647	5.2
FMR LLC (5)	1,305,637	5.1
John C. Corey (6)	833,188	3.3
Jeffrey P. Draime (7)	421,694	1.6
George E. Strickler (8)	259,551	1.0
Thomas A. Beaver (9)	191,134	*
Mark J. Tervalon (10)	170,399	*
William M. Lasky (11)	81,180	*
Michael D. Sloan (12)	72,798	*
Paul J. Schlather (13)	51,317	*
Douglas C. Jacobs (14)	43,700	*
Kim Korth (15)	21,540	*
Ira C. Kaplan (16)	15,892	*
All Executive Officers and Directors as a Group (11 persons)	2,162,393	8.5%

*	Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.

(2)
According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own the common shares which are held of record by clients of Wellington Management Company, LLP.  The address of Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(3)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(4)
According to a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP, all common shares are owned by advisory clients of Dimensional Fund Advisors LP.  Dimensional Fund Advisors LP has disclaimed beneficial ownership of all such securities.  The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)
According to a Schedule 13G filed with the SEC by FMR LLC, all common shares are owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment advisor.  Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the common shares owned by the funds.  The funds have the sole power to vote or direct the voting of the common shares owned by the funds.  The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)
Represents 10,000 common shares that Mr. Corey has the right to acquire upon the exercise of share options, 538,990 restricted common shares, which are subject to forfeiture, and 284,198 common shares owned by Mr. Corey directly.

(7)
Represents 409,954 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 3,800 restricted common shares, which are subject to forfeiture, and 7,940 common shares owned by Mr. Draime directly.

(8)	Represents 177,760 restricted common shares, which are subject to forfeiture, and 81,791 common shares owned by Mr. Strickler directly.

(9)
Represents 20,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options, 88,650 restricted common shares, which are subject to forfeiture, and 82,484 common shares owned by Mr. Beaver directly.

(10)
Represents 4,000 common shares that Mr. Tervalon has the right to acquire upon the exercise of share options, 107,610 restricted common shares, which are subject to forfeiture, and 58,789 common shares owned by Mr. Tervalon directly.

(11)
Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 7,600 restricted common shares, which are subject to forfeiture, and 63,580 common shares owned by Mr. Lasky directly.

(12)	Represents 60,720 restricted common shares, which are subject to forfeiture, and 12,078 common shares owned by Mr. Sloan directly.

(13)
Represents 3,800 restricted common shares, which are subject to forfeiture, 33,000 common shares held in an investment retirement account for the benefit of Mr. Schlather, and 14,517 common shares owned by Mr. Schlather directly.

(14)
Represents 3,800 restricted common shares, which are subject to forfeiture, 32,600 common shares held in trust for which Mr. Jacobs has shared voting and investment power, and 7,300 common shares owned directly by Mr. Jacobs.

(15)	Represents 3,800 restricted common shares, which are subject to forfeiture, and 17,740 common shares owned by Ms. Korth directly.

(16)	Represents 3,800 restricted common shares, which are subject to forfeiture, and 12,092 common shares owned by Mr. Kaplan directly.

PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at seven.  At the Annual Meeting of Shareholders, you will elect seven directors to hold office until the Company’s next Annual Meeting of Shareholders and until their successors are elected and qualified.  The Board proposes that the nominees identified below be elected to the Board.  John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board.  At the Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named.

The director nominees are identified below.  If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board.  The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2012

John C. Corey
Mr. Corey, 63, was elected to the Board in 2004.  Mr. Corey is the President and Chief Executive Officer of the Company and has served in this role since January 2006.  Mr. Corey served as the President and Chief Executive Officer of Safety Components International, a supplier of air bags and components, from October 2000 until January 2006 and Chief Operating Officer from 1999 to 2000.

Since 2004 Mr. Corey has served as a director and Chairman of the Board of Haynes International, Inc., a producer of metal alloys.  Mr. Corey serves on the board of the Motor and Equipment Manufacturers Association, an organization that represents motor vehicle parts suppliers, and was a past Chairman of the Board of Directors for the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

In addition to his professional experience described above, the Company believes that Mr. Corey should serve as a director because he has successfully guided companies through restructuring initiatives and executed performance and strategies development initiatives throughout his career.  Through his leadership and industry experience, from both an operational and financial perspective, he provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime	Mr. Draime, 44, was elected to the Board in 2005. Mr. Draime is the owner of Silent Productions, a concert promotions company, and a partner in QSL Columbus & QSL Dayton, a restaurant franchise.

Mr. Draime has served in various roles with the Company over an 18 year period including operations, sales, quality control, product costing, and marketing.  The Company believes that Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience.  Mr. Draime’s father, D.M. Draime, was the founder of Stoneridge.

Douglas C. Jacobs
Mr. Jacobs, 71, was elected to the Board in 2004.  He is the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust, which includes the Cleveland Browns football franchise.  Prior to serving in this position, Mr. Jacobs held various financial positions with the Cleveland Browns from 1999 until 2005.  Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and serves as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee.  Mr. Jacobs is a member of the boards of SureFire, Inc., a manufacturer of high-performance flashlights, weapon-mounted lights and other tactical equipment, and M/G Transport Services, LLC, a barge line and inland waterways carrier.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting.  In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan
Mr. Kaplan, 57, was elected to the Board in 2009.  He has served as the Managing Partner of Benesch, Friedlander, Coplan & Aronoff, LLP, a national law firm, since January 2008, is a member of the firm’s Executive Committee, and has been a partner with the firm since 1987.  Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan has counseled clients in governance and business matters in his role at the law firm.  In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth
Ms. Korth, 56, was elected to the Board in 2006.  Ms. Korth is the founder, owner and President of IRN, Inc., an international automotive consulting firm.  She has led the consulting firm since 1983 and is viewed as an expert on automotive supplier strategy and issues.  In February 2011, Ms. Korth was appointed President, Chief Executive Officer and as a Director of Superior Industries, Inc. and its wholly-owned subsidiary, Supreme Indiana Operations, a manufacturer of truck and van bodies.

Ms. Korth is a member of the boards of Shape Corporation, a manufacturer of automotive bumper and impact energy management systems, Burke E. Porter Machinery Company, a manufacturer of automotive test systems, Unwired Technology LLC, a manufacturer of wireless headphones, and the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers.  In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board which strengthens the Board’s collective qualifications, skills and experience.

William M. Lasky
Mr. Lasky, 63, was elected to the Board in 2004.  Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011.  He has served as the Chairman of the Board of Accuride since 2009.  On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code.  On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy.  Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Mr. Lasky was appointed director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles, in January 2011.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather
Mr. Schlather, 58, was elected to the Board in 2009.  Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008.  Mr. Schlather currently provides independent business consulting services.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting.  In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board which strengthens the Board’s collective qualifications, skills and experience.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2011.  For 2010, Ernst & Young was engaged by us to audit our annual financial statements and to perform audit-related and tax services.  Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s anticipated appointment of Ernst & Young as the Company’s independent registered public accounting firm for the 2011 fiscal year.  The submission of this matter for approval by shareholders is not legally required, however, the Board believes that the submission is an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance.  If the shareholders do not approve the appointment of Ernst & Young, the appointment of the Company’s independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm.  If the shareholders do approve the appointment of Ernst & Young, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders.  Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at the Annual Meeting of Shareholders.  Abstentions will have the same effect as votes against the proposal.  Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2010 and 2009.  The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2010	2009
Audit Fees	$1,606,726	$1,551,937
Tax Fees	284,033	501,029
All Other Fees	11,760	10,167
Total Fees	$1,902,519	$2,063,133

Audit Fees.  Audit fees include fees associated with the annual audit of the Company’s financial statements, the assessment of the Company’s internal control over financial reporting as integrated with the annual audit of the Company’s financial statements, the quarterly reviews of the financial statements included in the Company’s Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Tax Fees.  Tax fees primarily relate to tax compliance and both domestic and international tax planning.

All Other Fees.  All other fees relate to regulatory reviews.

Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm.  Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget.  The Audit Committee also pre-approves particular services on a case-by-case basis.  In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee.  The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal year 2010, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described previously.

Audit Committee Report

 In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, reporting practices of the Company, and the quality and integrity of the financial reports and other financial information provided by the Company to any governmental body or to the public.  Management is responsible for the financial statements and the reporting process, including the system of internal controls.  The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles.  The Audit Committee is comprised of four directors, each of whom is “independent” for audit committee purposes under the current listing standards of the New York Stock Exchange (“NYSE”).

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2010, with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.  The Audit Committee also discussed with the Company’s independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence.  The Audit Committee discussed Ernst & Young’s independence with Ernst & Young.  The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence.  Management has the responsibility for the preparation of the Company’s financial statements and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with the Company’s internal auditor and Ernst & Young the overall scope and plans for their respective audits.  The Audit Committee meets with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the internal auditor and Ernst & Young, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
Paul J. Schlather

PROPOSAL THREE: SAY ON PAY

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement.  Pursuant to Section 14A of the Securities Exchange Act, we are including in these proxy materials a non-binding shareholder vote on our executive compensation.  As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 19, our executive compensation program is designed to attract and retain high quality executives and to align the interest of management with the interest of shareholders by rewarding both short- and long-term performance and is based on a pay-for-performance philosophy.

Base compensation is aligned to be competitive in the industry in which we operate.  Incentive compensation (cash and equity) generally represents 65-75% of each executive officer’s target compensation opportunity, with long-term incentives representing the majority of compensation.  Targets for incentive compensation are based on clear financial goals and increasing shareholder value.  The Compensation Committee retains the services of an independent consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote for the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee.  The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares of Company common shares present or represented by proxy and voting at the annual meeting will constitute approval of this non-binding resolution.  If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal.  Abstentions will have the same effect as votes against the proposal.  Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

PROPOSAL FOUR: SAY ON PAY FREQUENCY

The Dodd-Frank Act also requires the Company to seek a non-binding advisory shareholder vote every six years regarding the frequency (annually, every other year, or every three years) at which the Company will ask its shareholders to provide the advisory vote on executive compensation.

After careful consideration, the Board recommends that future advisory votes on executive compensation occur every three years because this frequency is consistent with our long-term approach to executive compensation.  Components of the Company’s long-term incentive plans are measured over a three-year performance period; a three-year cycle will provide sufficient time for shareholders to evaluate the effectiveness of the Company’s short- and long-term compensation strategies.

As an advisory vote, this proposal is non-binding.  The Board and the Compensation Committee value the opinions of our shareholders and understand that executive compensation is an important matter, and they will consider the outcome of the vote when making future decisions on the frequency of the Company’s executive compensation advisory votes.

Shareholders may cast their votes in favor of one year, two years or three years or abstain from voting on this proposal.  The choice selected by the most shareholders will be deemed the shareholders’ choice on frequency of the Company’s executive compensation advisory vote.  If you own common shares through a bank, broker or other holder of record, your must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal.  Abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote of THREE YEARS on Proposal Four.

PROPOSAL FIVE: APPROVAL OF THE COMPANY’S AMENDED ANNUAL INCENTIVE PLAN

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), annual compensation in excess of $1 million paid to the Company’s chief executive officer and the four other highest compensated executive officers (collectively, the “Covered Executives”) is not deductible by the Company for federal income tax purposes.  However, “performance-based compensation” is exempt from the $1 million deduction limit.  For compensation to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m) certain conditions must be met, including shareholder approval of the material terms of the arrangement under which the compensation is paid.  In addition, shareholders must reapprove the material terms every five years.  On October 30, 2006, the Board adopted a written Annual Incentive Plan (the “AIP”), subject to shareholder approval.  The AIP provides that the executive officers and other key employees selected by the Compensation Committee are eligible to receive annual bonuses, payable in cash based on the level of attainment of Company and individual performance goals over one-year performance periods.  The AIP was initially approved by shareholders on May 7, 2007 and permits awards to be granted through December 31, 2011.  The Amended AIP will be effective January 1, 2012, extends the term of the AIP for five years and is now being submitted for reapproval by the shareholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast in person or by proxy by shareholders represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the Amended AIP.  Broker non-votes will not be treated as votes cast and will not have a positive or negative effect on the outcome of the proposal.  Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.  No compensation will be paid under the Amended AIP to Covered Executives if it is not approved by the shareholders.  In the event that the Amended AIP is not approved by shareholders, payments made to certain of the Company’s executive officers outside the Amended AIP may not be deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code.

Summary of the Material Provisions of the Amended AIP

Below is a summary of the significant terms of the Amended AIP.  The summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended AIP, a copy of which is attached as Appendix A to this proxy statement:

Purpose	To promote the growth, profitability and success of the Company by providing performance incentives for selected executive officers and key employees.

Administration of the Amended AIP
The Compensation Committee (the “Committee”) will administer the Amended AIP.  The Committee will be comprised solely of “outside directors,” within the meaning of Internal Revenue Code Section 162(m), and NYSE independent directors.  The Committee’s responsibilities pursuant to the Amended AIP will include (i) selecting the participants; (ii) determining the date awards are to be made; (iii) determining whether performance goals and other payment criteria have been satisfied; (iv) determining when awards should be paid; and (v) determining whether the amount of awards should be reduced.  The Committee also will have the powers necessary to administer the Amended AIP, including the power to make rules and regulations, the power to interpret the Amended AIP, and the power to delegate certain of its powers and responsibilities.

Eligible Persons	Officers and other key employees of the Company or its subsidiaries; approximately 150 persons.

Awards
An award is an amount payable in cash to a participant if one or more performance objectives are met during the fiscal year, and if any other specified terms or conditions are satisfied.  The Committee determines the amount of each award, the specific performance objectives that must be met for the award to be payable, and any other terms and conditions for the award.

Maximum Award	$2,000,000 per year to any employee who is selected to participate in the Amended AIP.

Reduction and Increase of Awards
The Committee may reduce the amount payable to any participant and increase the amount payable to any participant who is not a Covered Executive.  In the case of any Covered Executive, the Committee may not increase the amount an individual is eligible to receive as calculated on the basis of the level of Company performance under the pre-established performance objectives.

Establishment of Performance Objectives
The Committee may establish performance objectives for awards to Covered Executives from the list set out below  Except in the case of mid-year hires, the Committee must designate performance objectives for awards to Covered Executives in writing during the first 90 days of the fiscal year, while the attainment of each designated objective is still uncertain.  Performance objectives for other participants may consist of any measure selected by the Committee in its discretion at any time.

Types of Performance Objectives
Performance objectives established by the Committee may be based on one or more of the following criteria applicable to the Company, one or more of its subsidiaries, units, divisions or the grantee:  increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in costs.

Termination of Employment
A participant forfeits his award if he terminates his employment during the performance year or after the performance year but prior to payment for reasons other than death or disability.  If a participant terminates employment during a fiscal year or after the performance year but prior to payment because of death or disability, the Committee shall decide the amount which will be paid under the award, and when such payment will be made.

Amendment or Termination of the Amended AIP	The Board of Directors may amend, modify or terminate the Amended AIP in any manner at any time without the consent of any participant.

Term	No award may be granted under the Amended AIP for a performance year starting after December 31, 2016.

Shareholder Reapproval of the Amended AIP
Since the Amended AIP permits the Committee to select the performance criteria and to establish the targets for the performance goals each year, pursuant to regulations promulgated under Internal Revenue Code Section 162(m), the material terms of the performance objectives must be reapproved by the shareholders five years after the initial shareholder approval was obtained in order to maintain the exemption from deductibility limits under Code Section 162(m).

The Board of Directors recommends that you vote FOR Proposal Five.

CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com.  Written copies of these documents will be available to any shareholder upon request.  Requests should be directed to Investor Relations at the Company’s address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

The Company established a corporate ethics hotline as part of the Company’s Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter.  Information about lodging such complaints or making such concerns known is contained in the Company’s Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors.  Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board has determined that the following directors and nominees for election of director are independent:

Jeffrey P. Draime	Kim Korth
Douglas C. Jacobs	William M. Lasky
Ira C. Kaplan	Paul J. Schlather

The Board has not adopted categorical standards of independence.  In making the independence determinations, the Board considered the prior relations of Mr. Kaplan and Mr. Schlather to Mr. Draime and that in his capacity as a shareholder in 2009, Mr. Draime recommended the nomination of Mr. Kaplan and Mr. Schlather.  Mr. Kaplan’s firm has from time to time represented Mr. Draime as his legal counsel.  Mr. Schlather, while a partner at PricewaterhouseCoopers LLP, provided certain tax advice to Mr. Draime’s family.

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company.  The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to the Company.  The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (commodity pricing, foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions.  The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements.  The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Compensation Policies and Risk

The Company’s policies and overall compensation practices for all employees do not create risks that are reasonably likely to have a material adverse affect on the Company.  Generally speaking, the compensation policies are consistent for all business units of the Company.

Additionally, incentives are not designed, and do not create, risks that are reasonably likely to have a material adverse affect on the Company as all incentives reward growth and profitability.  The Company’s various incentive programs are based on consistent growth and continued profitability of the Company, relying, for example, on the total return on investment, operating profit and total shareholder return.  As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

The Board of Directors

In 2010, the Board held 19 meetings and took action by unanimous written consent on two occasions.  In 2010, each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves.  The Company’s policy is that directors are to attend the Annual Meeting of Shareholders.  All of our current directors attended the 2010 Annual Meeting of Shareholders.  Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors.  It is the Board’s practice to have the independent directors meet regularly in executive session.  All directors, except Mr. Corey, the Company’s President and Chief Executive Officer (“CEO”), are independent.

Leadership of the Board

The Board does not have a policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board.  At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s shareholders.  This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures.  Further, this structure permits the Company’s President and CEO to devote more time to focus on the strategic direction and management of the Company’s day-to-day operations.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities.  These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent as defined under the listing standards of the NYSE.  The table below shows the composition of the Board’s committees:
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Douglas C. Jacobs*	Jeffrey P. Draime	Jeffrey P. Draime
Ira C. Kaplan	Douglas C. Jacobs	Ira C. Kaplan
William M. Lasky	Kim Korth*	Kim Korth
Paul J. Schlather	William M. Lasky	William M. Lasky*

* Committee Chairperson

Audit Committee.

This committee held eight meetings during 2010.  Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement.  The Board has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE.  The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.  In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member.  Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

Compensation Committee.

This committee held five meetings during 2010.  The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation.  Recommendations regarding compensation of other officers are made to the Compensation Committee by our CEO.  The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO.  The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers.  During 2010, the Compensation Committee retained Total Rewards Strategies to provide compensation related consulting services.  Specifically, the compensation consultants provided relevant market data, current trends in executive and director compensation and advice on program design.  In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Nominating and Corporate Governance Committee.

This committee held two meetings in 2010.  The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement the Company’s corporate governance policies and to assess the effectiveness of the Board.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board.  If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by the committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•
the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;

•
the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual;

•
a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;

•
any information not already provided about the person’s background, experience and qualifications necessary for the Company to prepare the disclosure required to be included in the Company’s proxy statement about the individual being recommended;

•	the disclosure of any relationship of the individual being recommended with the Company or any of its subsidiaries or affiliates, whether direct or indirect; and
•
the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at the Company’s Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole.  This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill and experience in the context of the needs of the Board.  At a minimum, directors should share the values of the Company and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so.  The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board.  In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices.  When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms.  Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in "Election of Directors" starting on page 5.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee have served as one of our officers at any time or as an employee during 2010.  Additionally, no Compensation Committee interlocks existed during 2010.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have a process to send communications to the Board.  Accordingly, persons who wish to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484.  The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.”  All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group).  The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.  The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2010.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions.  Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000.  A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties.  Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board.  If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction.  Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value.  The primary objectives of our compensation programs for executive officers are to:

•	attract and retain executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	align total compensation with the objectives and strategies of our business and shareholders.

We have a commitment to formulate the components of our compensation program under a pay-for-performance ideology.  To this end, a substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and therefore may not be earned if targeted performance is not achieved.

We established the various components of our 2010 compensation payments and awards to meet our objectives as follows:

Objective Addressed
Type of Compensation	Competitive Compensation	Performance Objective	Retention

Base salary	✓
Annual incentive plan awards	✓	✓
Long-term cash incentive plan awards	✓	✓	✓
Equity-based awards	✓	✓	✓
Benefits and perquisites	✓
Retention awards			✓

Mix of Compensation

Our executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value.  To this end, a substantial portion of our executive officers’ annual and long-term compensation is at-risk.  The portion of compensation at-risk increases with the executive officer’s position level.  This provides more upside potential and downside risk for more senior positions because these roles have greater influence on the performance of the Company as a whole.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met.  Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for long-term awards, the price of our common shares.  The following charts show the weighting of each element of total target compensation for the CEO and the other Named Executive Officers (“NEOs”), excluding the one-time retention awards paid in 2010.  These charts illustrate our pay-for-performance philosophy, as annual and long-term incentive compensation comprises the majority of total target compensation.

Determination of Compensation

Based on the foregoing objectives, we have structured the Company’s executive officers’ compensation to provide adequate competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals.  The Compensation Committee (the “Committee”) has retained the services of an independent compensation consultant to assist the Committee to fulfill various aspects of its charter.  During 2010, the Committee retained Total Rewards Strategies to assist the Committee with the following: keeping it appraised about relevant trends and technical developments during its meetings; providing consulting advice regarding long-term incentive and change in control arrangements; providing peer group analysis; and providing market data for the CEO position and other executive officers.  Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers.  The annual evaluation of the CEO by the Board is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual cash compensation – base salary and annual incentive awards – which together constitute an executive officer’s total annual cash compensation; however, in 2010, our NEO’s also received one-time cash payments in connection with retention awards made in 2009.  Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 26, which includes long-term incentive, perquisites and other forms of compensation valued on a basis consistent with financial statement reporting requirements.  The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions.  Typically, our executive compensation levels are designed to be generally aligned with the 50th - 75th percentile of competitive market levels for each position.

A large percentage of total compensation is allocated to incentives based on the philosophy mentioned above.  There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.  Rather, the Committee reviews competitive market pay information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Compensation Benchmarking and Comparator Group

The comparator group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent.  Factors used to select the comparator group of companies include industry segment, revenue, profitability, number of employees and market capitalization.  The Committee reviews the comparator group annually.

The companies in the comparator group used to determine 2010 executive compensation were:

Accuride	Esterline Technologies	Pulse Electronics
Ametek	Gentek	Shiloh Industries
Amphenol	Gentex	Standard Motor Products
ATC Technology Corp	Graco	Superior Industries International
AVX	Methode Electronics	Sypris Solutions
Commercial Vehicle Group	Modine Manufacturing	Thomas & Betts
CTS	Nu Horizons Electronics	Titan International

In 2009, the median sales revenue for the comparator group was $579 million while our revenue was $475 million.

Total Reward Strategies provides the Committee with the 50th and 75th percentiles of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation.  The Committee uses the 50th percentile as a primary reference point when determining compensation targets for each element of pay and adjusts each element of pay to reflect competitive market conditions.  The objective of the executive compensation program is to provide overall compensation between the 50th and 75th percentiles of pay practices of the comparator group of companies.  Actual target pay for an individual may be more or less than the 50th percentile based on the Committee’s evaluation of the individual’s performance and potential.  Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Elements of Compensation

The principal elements of compensation of our executive officers for 2010 were the following:

•	Base salary;
•	Annual cash incentive awards;
•	Long-term cash-based incentive awards;
•	Long-term equity-based incentive awards;
•	Benefits and perquisites; and
•	One-time retention award made in 2009 paid in 2010.

Although all executive officers are eligible to participate in the same compensation and benefit programs, only Mr. Corey has compensation that is governed by an employment agreement.  The terms of Mr. Corey’s employment agreement are described under “Employment Agreements.”

Base Salaries

We use base salary as the foundation of our compensation program for our executive officers.  The annual cash incentive compensation awards and long-term incentive awards are based on a percentage of base compensation.  The base salary is set at competitive market levels to attract and retain our executive officers.  Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above.  In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies.  The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers.  The Committee approves all executive officer base salaries for the next calendar year at its December meeting which become effective January 1.  Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs.  For 2010, to continue to manage costs in an uncertain economic environment, the Company delayed salary increases for employees for three months.  The NEOs’ salary increases were delayed in line with this policy and became effective on April 1.  The “Salary” column of the Summary Compensation Table lists the NEO’s base salary for 2010.

Annual Incentive Awards

Our executive officers participate in the Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals.  We believe that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance.  In January 2010, the Committee approved the Company’s 2010 AIP targets and metrics.  The AIP targets are expressed as a percentage of the executive officer’s base salary.  Per our competitive compensation review, it was determined that our existing percentages fell within competitive market targets; therefore, no changes to the AIP percentages were implemented for 2010.

The 2010 AIP is comprised of consolidated financial performance metrics for all participants.  The financial performance elements, weighting, target metrics and achievement are summarized as follows:

	Weight	Target Metric	Achievement
Operating profit	35%	$13.4 million	200%
Return on invested capital	20%	4.02%	200%
Free cash flow	20%	$(26.3) million	200%
Sales growth	25%	$150.0 million	200%

The financial performance target metrics were based on the Company’s 2010 business plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established.  Under the 2010 AIP, the minimum level for achievement for each metric was based on 80% of target while the maximum level was based on 130% of target.  The following table provides the 2010 AIP target as a percent of base salary, as a dollar amount and the dollar achievement for the NEOs:

	Target (Percent of Base Salary)	Target	Achieved

John C. Corey	80%	$528,000	$1,056,000
George E. Strickler	55%	189,200	378,400
Mark J. Tervalon	45%	135,315	270,630
Thomas A. Beaver	45%	126,585	253,170
Michael D. Sloan	45%	101,250	202,500

For each performance metric, specific levels of achievement for minimum, target and maximum were set as described above.  At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved.  Below the minimum target, no incentive compensation is earned.  The AIP prorates incentive compensation earned between the minimum and maximum levels.  The payment of compensation under the 2010 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Awards

Under the Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted shares and other equity-based awards.  Under the Long-Term Cash Incentive Plan (“LTCIP”), all executive officers may be granted awards payable in cash.  We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management.  The long-term award is calculated based on the fair value of the shares, shares equivalent or cash at the time of grant as a percentage of base salary. The percentages are typically representative of the competitive market data obtained during the annual compensation review process described above.  For 2010, the Committee determined that in order to remain competitive in the overall compensation packages, the long-term incentive awards should approximate the 75th percentile of market.  The expected awards are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability.

The Company views long-term equity-based incentives as an important tool for retaining executive talent.  For 2010, we granted to our executive officers time-based restricted common shares under the LTIP equal to the equivalent of 50% of the fair value calculation discussed above.  If the executive officer remains an employee at the end of the three year vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date.  The grant date fair value of the time-based restricted common shares is included in the “Stock Awards” column of the Summary Compensation Table.  The time-based restricted common shares awarded in 2010 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

The Company also views long-term performance-based incentives as key to linking our executive officers’ overall compensation to shareholder return.  For 2010, we granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 25% of the long-term incentive fair value calculation discussed above.  The awards are subject to forfeiture based on our total shareholder return (“TSR”) over a three year period, when compared to TSR for a Peer Group of companies over the same period.  If the Company’s TSR is equal to the 50th percentile of the Peer Group TSR performance, the target number of common shares will vest and no longer be subject to forfeiture.  If the Company’s TSR is less than the 25th percentile (minimum) of the Peer Group TSR performance, all common shares will be forfeited and if the Company’s TSR is equal to the 75th percentile (maximum) or greater of the Peer Group TSR performance, all common shares will vest and no longer be subject to forfeiture.  Provided the executive officer remains employed, and depending on TSR performance, the number of common shares no longer subject to forfeiture prorates between the 25th and 75th percentile.  The 2010 Peer Group is comprised of the following companies:

ATC Technology Corp	Gentex	Pulse Electronics
AVX	Graco	Shiloh Industries
Commercial Vehicle Group	Methode Electronics	Standard Motor Products
CTS	Modine Manufacturing	Superior Industries International
Esterline Technologies	Nu Horizons Electronics	Thomas & Betts
Titan International

Also for 2010, we granted performance-based awards under the LTCIP to our executive officers targeting approximately 25% of the long-term incentive fair value calculation discussed above.  The awards are payable in cash equivalent to the number of shares earned at the fair market value of our common shares on the date of vesting (“Phantom Shares”).  The awards are subject to forfeiture based on our actual annual earnings per share (“EPS”) performance over a three year period, when compared to minimum, target and maximum annual EPS amounts over the same period.  For the 2010 grants, the annual performance period target EPS was or will be set using the Company Board approved annual budget.  Minimum EPS was or will be established at 50% of target and maximum EPS was or will be established at 150% of target for each annual performance period.  The annual EPS target for the 2010 performance period was established at a target of $(0.25).  The metrics are intended to be aggressive but achievable based on industry conditions known at the time they are set.  Provided the executive officer remains employed, and depending on annual EPS performance, the number of Phantom Shares no longer subject to forfeiture prorates between minimum and maximum amounts.  Actual EPS performance below the minimum level results in no earned shares for the annual performance period.  The amount of cash paid out at the end of the service and performance period will equal the number of Phantom Shares earned times the current fair value of the Company common shares at the date of vesting.  For the 2010 annual performance period, achievement was at the maximum level.  The performance–based phantom shares awarded in 2010 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

The Committee’s practice has been to approve the awards under the LTIP and LTCIP at the first regular meeting of the calendar year.  Awards in 2010 were granted at the March 2010 meeting, the first regularly scheduled meeting.  As a general practice, awards under the LTIP and LTCIP are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Included in “Stock Awards” in the Summary Compensation Table for 2008 are equity-based performance awards granted under the LTIP.  The amounts disclosed represent the fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 at the date of grant.  When the awards were granted, the financial performance target levels were intended to be aggressive but achievable based on information known at the time.  The subsequent economic and industry downturn negatively affected the financial performance of the Company.  This has resulted in no performance-based restricted common shares being earned under the 2008 performance-based awards.

Perquisites

The Company provides executive officers with perquisites the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions.  The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, and country club dues.  The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

In early 2006, the Company entered into a negotiated employment agreement with Mr. Corey that provided for a minimum base salary of $525,000, participation in the annual incentive plan at a minimum target of 70% of base salary; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket healthcare expenses not to exceed $5,000 per covered family member on an annual basis.  In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

The Company has not entered into employment agreements with any other NEO.

Severance Plan

The Company adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”) in October 2009.  The NEOs covered under the Severance Plan include Messrs. Strickler, Tervalon, Beaver and Sloan.  If a covered executive is terminated by the Company without cause, the Company will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time.  Mr. Corey’s severance protection is provided in his employment agreement as described below under “Potential Change in Control and Other Post-Employment Payments.”

Retention Agreements

In October 2009, the Company entered into letter agreements to serve as one-time retention awards with the NEOs.  The Committee deemed it to be in the best interest of the Company to provide an incentive to retain the current executive team in granting the retention awards.  When granted, the awards were based on a year’s base salary for Mr. Corey and Mr. Strickler and half of a year’s base salary for Messrs. Tervalon, Beaver and Sloan.  Under the letter agreements, because each NEO remained employed through October 5, 2010, he received a payment: $640,000 for Mr. Corey; $330,750 for Mr. Strickler; $146,000 for Mr. Tervalon; $137,250 for Mr. Beaver; and $101,750 for Mr. Sloan.  The retention award is included in the “All Other Compensation” column of the Summary Compensation Table.

Termination and Change in Control Payments

The Company has entered into change in control agreements with our NEOs and certain other senior management employees.  These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders.  Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Deferred Compensation

Through December 2009, executive officers, as well as other key employees, could elect to have all or a portion of their base salary, annual incentive and equity-based compensation deferred until a future date pursuant to the Stoneridge, Inc. Employees’ Deferred Compensation Plan.  Due to minimal participation, in December 2009, the Company terminated the Employees’ Deferred Compensation Plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million that is paid to a company’s CEO and the other NEOs.  Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in the Company’s best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs whose compensation may be subject to Section 162(m) in a manner that satisfies the statute’s requirements.  Currently, all annual compensation is designed to be deductible under Section 162(m); however, in the future, the Committee may determine that it is appropriate to pay compensation which is not deductible.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including FASB ASC Topic 718 implications of the long-term incentives.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers for 2010.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

John C. Corey	2010	$655,000	$1,296,116	$1,056,000	$707,557	$3,714,673
President & Chief	2009	615,439	304,372	204,800	71,799	1,196,410
Executive Officer	2008	640,000	1,310,709	480,768	85,679	2,517,156

George E. Strickler	2010	340,688	432,500	378,400	353,335	1,504,923
Executive Vice President,	2009	324,430	87,907	72,765	27,290	512,392
Chief Financial Officer & Treasurer	2008	330,750	379,104	194,359	35,325	939,538

Mark J. Tervalon	2010	298,525	289,948	270,630	153,199	1,012,302
Vice President & President	2009	283,987	53,091	52,560	21,995	411,633
of the Stoneridge Electronics Division	2008	292,000	228,324	157,943	22,368	700,635

Thomas A. Beaver	2010	279,600	238,740	253,170	154,508	926,018
Vice President of Global	2009	269,221	42,244	49,410	20,985	381,860
Sales & Systems Engineering	2008	274,500	182,013	151,565	30,902	638,980

Michael D. Sloan	2010	219,790	166,080	202,500	105,312	693,682
Vice President & President	2009	203,500	22,769	36,630	3,291	266,190
of the Stoneridge Control Devices Division	2008	202,972	51,101	61,813	11,558	327,444

(1)
The amounts included in the “Stock Awards” column represent the grant date fair value of common share awards computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  For 2010, time- and performance-based common share awards were issued to our NEOs.  The performance-based awards were expected to vest and no longer be subject to forfeiture at the target level when granted.  For 2009, all common share awards issued to the NEOs were time-based and amounts included in the above table are the maximum earnable under the award.  For 2008, time- and performance-based common share awards were issued to our NEOs.  The performance-based awards were expected to vest and no longer be subject to forfeiture at the target levels when granted.  The following table summarizes grant date fair value of the time-and performance-based awards as well as the maximum award that could be earned under the performance-based grants for the 2008 common share awards:

	Time Based	Target Performance Based	Maximum Performance Based
Mr. Corey	$628,968	$681,741	$1,022,612
Mr. Strickler	182,013	197,091	295,637
Mr. Tervalon	109,854	118,470	177,705
Mr. Beaver	87,237	94,776	142,164
Mr. Sloan	47,388	50,619	75,929

Please see the “Grants of Plan-Based Awards for 2010” table for more information regarding the restricted common share awards granted in 2010.

(2)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.

(3)	The amounts shown for 2010 in the “All Other Compensation” column are comprised of the following:

	Auto Allowance	Life Insurance	Gross-Up on Life Insurance	Healthcare Costs	Gross-Up on Healthcare Costs	Group Term Life Insurance	Club Dues	Retention Award	Health Insurance Premium	Total
Mr. Corey	$14,400	$14,056	$9,900	$7,917	$5,576	$7,524	$5,174	$640,000	$3,010	$707,557
Mr. Strickler	9,000	-	-	-	-	4,847	5,000	330,750	3,738	353,335
Mr. Tervalon	-	-	-	-	-	240	1,374	146,000	5,585	153,199
Mr. Beaver	14,400	-	-	-	-	1,032	-	137,250	1,826	154,508
Mr. Sloan	-	-	-	-	-	552	-	101,750	3,010	105,312

Grants of Plan-Based Awards for 2010

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)(3)	Stock and Option Awards ($)(4)

John C. Corey		$264,000	$528,000	$1,056,000
	2/14/2010				32,850	65,700	98,550	121,600	$1,296,116
					27,950	55,900	83,850		386,828

George E. Strickler		94,600	189,200	378,400
	2/14/2010				10,950	21,900	32,850	40,600	432,500
					9,350	18,700	28,050		129,404

Mark J. Tervalon		67,658	135,315	270,630
	2/14/2010				7,350	14,700	22,050	27,200	289,948
					6,250	12,500	18,750		86,500

Thomas A. Beaver		63,293	126,585	253,170
	2/14/2010				6,050	12,100	18,150	22,400	238,740
					5,150	10,300	15,450		71,276

Michael D. Sloan		50,625	101,250	202,500
	2/14/2010				4,200	8,400	12,600	15,600	166,080
					3,600	7,200	10,800		49,824

(1)
The amounts shown reflect awards granted under the Company’s 2010 AIP.  In December 2009, the Compensation Committee approved the 2010 target AIP awards expressed as a percentage of the executive officer’s 2010 approved base salary, and Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2010.  Please see Compensation Discussion and Analysis – Annual Incentive Awards for more information regarding the Company’s 2010 awards and performance measures.

(2)
The amounts shown reflect grants made under the Company’s LTIP and LTCIP.  Performance-based restricted common shares (“PBRS”) were granted under the LTIP and are listed first in the table.  The amount of PBRS that vest and are no longer subject to forfeiture will be determined on the third anniversary of the date of grant (assuming the grantee is still employed on that date) based on total shareholder return of the Company compared to that of a defined peer group.  Phantom shares were granted under the LTCIP and are listed second in the table.  The amount of phantom shares that vest and are no longer subject to forfeiture will be determined on the third anniversary of the grant date (assuming the grantee is still employed on that date) based on the Company’s EPS performance.  The phantom shares will be paid out in cash equivalent to the number of shares that vest at the fair market value of the Company’s common shares on the date of vesting.  Please see Compensation Discussion and Analysis – Long-Term Incentive Awards.

(3)
The amounts shown reflect grants of time-based restricted common shares (“TBRS”) under the Company’s LTIP.  The TBRS granted on February 14, 2010 will vest and no longer be subject to forfeiture on the third anniversary of the date of grant (assuming the grantee is still employed on that date).

(4)
The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

John C. Corey	10,000	$15.725	5/10/2014	58,400	(2)	$922,136	94,950	(5)	$1,499,261
				170,040	(3)	2,684,932	98,550	(6)	1,556,105
				121,600	(4)	1,920,064	83,850	(7)	1,323,992

George E. Strickler	-	-	-	16,900	(2)	266,851	27,450	(5)	433,436
				49,110	(3)	775,447	32,850	(6)	518,702
				40,600	(4)	641,074	28,050	(7)	442,910

Mark J. Tervalon	4,000	10.385	2/4/2013	10,200	(2)	161,058	16,500	(5)	260,535
				29,660	(3)	468,331	22,050	(6)	348,170
				27,200	(4)	429,488	18,750	(7)	296,063

Thomas A. Beaver	20,000	10.385	2/4/2013	8,100	(2)	127,899	13,200	(5)	208,428
				23,600	(3)	372,644	18,150	(6)	286,589
				22,400	(4)	353,696	15,450	(7)	243,956

Michael D. Sloan	-	-	-	4,400	(2)	69,476	7,050	(5)	111,320
				12,720	(3)	200,849	12,600	(6)	198,954
				15,600	(4)	246,324	10,800	(7)	170,532

(1)	Based on the closing price of the Company’s common shares on December 31, 2010 ($15.79), as reported on the New York Stock Exchange.

(2)	These time-based restricted common shares vested on March 2, 2011.

(3)	These time-based restricted common shares vest on March 8, 2012.

(4)	These time-based restricted common shares vest on February 14, 2013.

(5)
These performance-based restricted common shares were scheduled to vest on March 2, 2011 subject to achievement of specified financial performance metrics.  Achievement of the specified performance metrics was not met and these performance-based common shares were forfeited on March 2, 2011.

(6)	These performance-based restricted common shares are scheduled to vest on February 14, 2013 subject to achievement of specified financial performance metrics.

(7)	These phantom shares are scheduled to vest on February 14, 2013 subject to achievement of specified financial performance metrics.

Option Exercises and Stock Vested for 2010

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John C. Corey	52,400	$420,510
George E. Strickler	16,500	134,850
Mark J. Tervalon	9,500	76,238
Thomas A. Beaver	7,750	62,194
Michael D. Sloan	5,000	40,125

Nonqualified Deferred Compensation for Fiscal Year 2010

Name	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

John C. Corey	$22,115	$535,678	$-
George E. Strickler	-	-	-
Mark J. Tervalon	473	11,469	-
Thomas A. Beaver	-	-	-
Michael D. Sloan	-	-	-

Potential Change in Control and Other Post-Employment Payments

In July 2007, we entered into an Amended and Restated Change in Control Agreement (the “CIC Agreement”) with each NEO and certain other senior management employees.  Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company.  We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns.  We believe our arrangements are consistent with market practice.  For our NEOs, we set the level of benefits at two times base salary and average incentive award (described in detail below) to remain competitive with our select peer group.  Finally, all payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement.  The CIC Agreements replaced and superseded change in control agreements we previously entered into with these employees.  The Committee determined that amending and restating prior agreements was necessary to comply with recently adopted final regulation under Section 409A of the Code, to add a non-competition clause for our protection, to address ambiguity in the prior agreements and to add a conditional gross up of any excise tax imposed under Section 280G of the Internal Revenue Code.  In December 2008, we amended the CIC Agreement to comply with the requirements of Revenue Ruling 2008-13, which requires that all payments to an executive be based on actual results for performance-based payments.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth.  Therefore, our CIC Agreements are “double trigger” arrangements.  In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•
NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, the Company will be obligated to provide the following to the executive:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•
an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred;

•	continued life and health insurance benefits for twenty-four months following termination; and
•
a gross-up payment to provide the NEO with an amount, on an after-tax basis, equal to any excise taxes payable by the NEO under tax laws in connection with payments described above.  However, if the NEO’s total payments described above fall above the 280G limit (within the meaning of Section 280G of the Code) by 110% or less, then the total payments will be reduced to avoid triggering excise tax.

Upon a change in control as defined in the LTIP, the restricted common shares included on the “Outstanding Equity Awards at Year-End” table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares included on the “Outstanding Equity Awards at Year End” table vest and are no longer subject to forfeiture based on target achievement levels.

In October 2009, the Company adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”).  The named executive officers covered under the Severance Plan include Messrs. Strickler, Tervalon, Beaver and Sloan.  If a covered executive is terminated by the Company without cause, the Company will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time.  Mr. Corey’s severance protection is provided in his employment agreement as described above.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death.

Value of Payment Presuming Hypothetical December 31, 2010 Termination Date

Upon resignation, no payments are due to any NEO in the table below.  Assuming the events described in the table below occurred on December 31, 2010, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Non-Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
John C. Corey
Base Salary	$1,320,000	$-	$1,320,000	$165,000	$-
Annual Incentive Award	1,161,045	-	1,161,045	-	-
Long-term Incentive Award	478,884	783,628	783,628	478,884	478,884
Unvested and Accelerated Restricted Common Shares	3,071,692	5,527,132	5,527,132	1,482,155	1,482,155
Unvested and Accelerated Performance Common Shares	560,011	2,919,571	2,919,571	1,503,998	1,503,998
Health & Welfare Benefits	55,937	-	55,937	-	-
Tax Gross-Up	-	-	1,626,114	-	-
Total	$6,647,569	$9,230,331	$13,393,427	$3,630,037	$3,465,037

George E. Strickler
Base Salary	$516,000	$-	$688,000	$-	$-
Annual Incentive Award	-	-	430,349	-	-
Long-term Incentive Award	138,298	226,306	226,306	138,298	138,298
Unvested and Accelerated Restricted Common Shares	912,867	1,683,372	1,683,372	453,831	453,831
Unvested and Accelerated Performance Common Shares	186,972	930,031	930,031	459,884	459,884
Health & Welfare Benefits	17,953	-	23,938	-	-
Tax Gross-Up	-	-	465,827	-	-
Total	$1,772,090	$2,839,709	$4,447,823	$1,052,013	$1,052,013

Mark J. Tervalon
Base Salary	$300,700	$-	$601,400	$-	$-
Annual Incentive Award	-	-	320,755	-	-
Long-term Incentive Award	83,544	136,709	136,709	83,544	83,544
Unvested and Accelerated Restricted Common Shares	563,561	1,058,877	1,058,877	590,546	590,546
Unvested and Accelerated Performance Common Shares	125,259	603,178	603,178	289,308	289,308
Health & Welfare Benefits	17,094	-	34,189	-	-
Tax Gross-Up	-	-	280,702	-	-
Total	$1,090,158	$1,798,764	$3,035,810	$963,398	$963,398

Thomas A. Beaver
Base Salary	$281,300	$-	$562,600	$-	$-
Annual Incentive Award	-	-	302,763	-	-
Long-term Incentive Award	66,447	108,731	108,731	66,447	66,447
Unvested and Accelerated Restricted Common Shares	451,673	854,239	854,239	481,595	481,595
Unvested and Accelerated Performance Common Shares	103,159	492,648	492,648	234,394	234,394
Health & Welfare Benefits	6,293	-	12,586	-	-
Tax Gross-Up	-	-	-	-	-
Total	$908,872	$1,455,618	$2,333,567	$782,436	$782,436

Michael D. Sloan
Base Salary	$225,000	$-	$450,000	$-	$-
Annual Incentive Award	-	-	200,629	-	-
Long-term Incentive Award	35,830	58,631	58,631	35,830	35,830
Unvested and Accelerated Restricted Common Shares	260,188	516,649	516,649	315,800	315,800
Unvested and Accelerated Performance Common Shares	71,845	320,537	320,537	141,935	141,935
Health & Welfare Benefits	12,830	-	25,660	-	-
Tax Gross-Up	-	-	138,711	-	-
Total	$605,693	$895,817	$1,710,817	$493,565	$493,565

DIRECTORS’ COMPENSATION

Cash Compensation

Each non-employee director of the Company receives a retainer of $35,000 per year for serving as a director of the Company, $1,500 for attending each meeting of the Board and $750 for participating in each telephonic meeting of the Board.  The non-executive Chairman receives twice the annual retainer and Board meeting fees than the other directors.  Committee members receive $1,000 for attending such meetings and $500 for participating in telephonic meetings.  The Audit Committee chairman receives additional compensation of $10,000 per year and the Compensation Committee and Nominating and Corporate Governance Committee chairperson each receives additional compensation of $5,000 per year.  Beginning in 2009, directors were paid an additional cash award granted to supplement the fair value of the annual grant of restricted common shares due to the depressed market value of our common shares and the number of shares available under the Directors’ Restricted Shares Plan at the date of grant.  The final payment of this award occurred in 2010.  Additionally in 2010, two members of a Board received additional compensation of $70,000 each in connection with their work on a special project.  Directors who are also employees of the Company are not paid additional compensation for serving as a director.  The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board and committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares.  In 2010, Mr. Lasky was granted 15,880 restricted common shares and all other directors were granted 7,940 restricted common shares.  The restrictions for those common shares lapsed on February 14, 2011.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)

Jeffrey P. Draime	$69,361	$54,945	$124,306
Douglas C. Jacobs	83,361	54,945	138,306
Ira C. Kaplan	67,233	54,945	122,178
Kim Korth	143,611	54,945	198,556
William M. Lasky	143,222	109,890	253,112
Paul J. Schlather	136,483	54,945	191,428

(1)
The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718.  For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

OTHER INFORMATION

Shareholder’s Proposals for 2012 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at the Company’s 2012 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 14, 2011, for inclusion in the Company’s proxy statement and form of proxy relating to the 2012 Annual Meeting of Shareholders.  In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 24, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and owners of more than 10% of the Company’s common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s common shares and other equity securities.  Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a).

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to the Company’s executive officers, directors and more than 10% beneficial owners were complied with, except Mr. Corey and Mr. Tervalon each filed late one Form 4 related to one transaction.

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting.  The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees.  When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification.  If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, to elect three years with respect to the advisory vote on conducting future advisory votes on executive compensation, and FOR the proposals (i) to ratify the appointment of Ernst & Young as the Company’s independent auditors for the year ending December 31, 2011; (ii) to approve of the advisory resolution on executive compensation; and (iii) to approve the Amended AIP.

Director nominees who receive the greatest number of affirmative votes will be elected directors and the choice selected by the most shareholders will be deemed the shareholders’ choice on the frequency of the Company’s executive compensation advisory vote.  Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting, but will not be counted in favor of or against any nominee.  The voting standards for each of the other known matters to be considered at the meeting are set forth within the above proposals.  All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment.  The Company does not know of any other matter that may be presented for action at the meeting and the Company has not received any timely notice that any of the Company’s shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated:   April 12, 2011

APPENDIX A

STONERIDGE, INC.

AMENDED ANNUAL INCENTIVE PLAN

Section 1.              Purpose

The purpose of the Stoneridge, Inc. (the “Company”) Annual Incentive Plan, as amended, (the “Plan”) is to provide an opportunity to the Company’s (and the Company’s Subsidiaries’) officers and other key employees selected by the Committee (defined below) to earn annual incentive or bonus awards in order to motivate those persons to put forth maximum efforts toward the growth, profitability and success of the Company and its Subsidiaries (defined below) and to encourage such individuals to remain in the employ of the Company or a Subsidiary.  Awards for participating employees under the Plan shall depend upon corporate and individual performance measures as determined by the Committee (defined below) for the Performance Year (defined below).

Section 2.              Definitions

In this Plan, unless the context clearly indicates otherwise, words in the masculine gender shall be deemed to include a reference to the female gender, any term used in the singular also shall refer to the plural, and the following terms, when capitalized, shall have the meaning set forth in this Section 2:

(a)           “Award” means a potential cash benefit payable or cash benefit paid to a person in accordance with the terms and conditions of the Plan.

(b)           “Beneficiary” means the person or persons designated in writing by the Grantee as his or her beneficiary in respect of an Award; or, in the absence of an effective designation, or if the designated person or persons predecease the Grantee, the Grantee’s Beneficiary shall be the person or persons who acquire by bequest or inheritance the Grantee’s rights in respect of an Award.  In order to be effective, a Grantee’s designation of a Beneficiary must be on file with the Company before the Grantee’s death. Any such designation may be revoked and a new designation substituted therefor at any time before the Grantee’s death.

(c)           “Board of Directors” or “Board” means the Board of Directors of the Company.

(d)           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)            “Committee” means the Compensation Committee appointed by the Board for the purpose of administering the Plan. The Committee shall consist of three members of the Board of Directors each of whom shall qualify, at the time of appointment and thereafter, as an “outside director” within the meaning of Section 162(m) of the Code (or a successor provision of similar import), as in effect from time to time.

(f)           “Company” means Stoneridge, Inc.

(g)           “Covered Executive” means an individual who is determined by the Committee to be reasonably likely to be a “covered employee” under Section 162(m) of the Code as of the end of the Company’s taxable year for which an Award to the individual will be deductible and whose Award would exceed the deductibility limits under Section 162(m) if such Award is not Performance-Based Compensation.

(h)           “Disability” or “Disabled” means having a total and permanent disability as defined in Section 22(e)(3) of the Code.

(i)           “Grantee” means an officer or key employee of the Company or a Subsidiary to whom an Award has been granted under the Plan.

(j)           “Performance Objective” means the goal or goals identified by the Committee that will result in an Award if the target for the Performance Year is satisfied.

(k)           “Performance Year” means the then current fiscal year of the Company.

(l)           “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations thereunder.

(m)            “Subsidiary” means a corporation, association, partnership, limited liability company, joint venture, business trust, organization, or business of which the Company directly or indirectly through one or more intermediaries owns at least fifty percent (50%) of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally in the election of directors or other managers of the entity.

Section 3.              Administration

(a)           The Plan shall be administered by the Committee.  The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to select Grantees under the Plan, to determine the time when Awards will be granted, to determine whether performance objectives and other conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Year, and to determine whether an Award or payment of an Award should be reduced or eliminated.  The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable.  All determinations and interpretations made by the Committee shall be binding and conclusive on all persons participating in the Plan and their legal representatives.

(b)           The Committee may not delegate to any individual the authority to make determinations concerning that individual’s own Awards, or the Awards of any Covered Executive or any executive officer (as defined pursuant to the Securities Exchange Act of 1934).  Except as provided in the preceding sentence, as to the selection of and grant of Awards to Grantees who are not Covered Executives or executive officers of the Company, the Committee may delegate its responsibilities to members of the Company’s management in a manner consistent with applicable law and provided that such participant’s compensation is not subject to the limitations of Section 162(m) of the Code.  References herein to the Committee shall include any delegate described under this paragraph, except where the context or the regulations under Code Section 162(m) otherwise require.

(c)           The Committee, or any person to whom it has delegated duties as described herein, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan (including such legal or other counsel, consultants, and agents as it may deem desirable for the administration of the Plan) and may rely upon any opinion or computation received from any such counsel, consultant, or agent. Expenses incurred in the engagement of such counsel, consultant, or agent shall be paid by the Company.

Section 4.              Eligibility

The Committee may grant Awards under the Plan to such of the Company’s (and the Company’s Subsidiaries’) officers and key employees as it shall select for participation pursuant to Section 3 above.

Section 5.              Awards; Limitations on Awards

(a)           Each Award granted under the Plan shall represent an amount payable in cash by the Company to the Grantee upon achievement of one or more of a combination of Performance Objectives in a Performance Year, subject to all other terms and conditions of the Plan and to such other terms and conditions as may be specified by the Committee. The grant of Awards under the Plan shall be evidenced by Award letters in a form approved by the Committee from time to time which shall contain the terms and conditions, as determined by the Committee, of a Grantee’s Award; provided, however, that in the event of any conflict between the provisions of the Plan and any Award letter, the provisions of the Plan shall prevail. An Award shall be determined by multiplying the Grantee’s target percentage of base salary with respect to a Performance Year by applicable factors and percentages based on the achievement of Performance Objectives, subject to the discretion of the Committee as provided in Section 6 hereof.

(b)           The maximum amount of an Award granted to any one Grantee in respect of a Performance Year shall not exceed $2.0 million. This maximum amount limitation shall be measured at the time of settlement of an Award under Section 7.

(c)           Annual Performance Objectives shall be based on the performance of the Company, one or more of its Subsidiaries or affiliates, one or more of its units or divisions and/or the individual for the Performance Year.  The Committee may use one or more of the following business criteria to establish Performance Objectives for each Grantee: increase in net sales; pretax income before allocation of corporate overhead and bonus; operating profit; net working capital; earnings per share; net income; attainment of division, group or corporate financial goals; return on shareholders’ equity; return on assets; attainment of strategic and operational initiatives; attainment of one or more specific and measurable individual strategic goals; appreciation in or maintenance of the price of the Company’s common shares; increase in market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; comparisons with various stock market indices; or reductions in labor or material costs or the Committee may use one or more other business criteria that apply to a Grantee, a business unit, the Company or a subsidiary or any combination thereof. The Performance Objective for any Grantee shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the objective is met; and the outcome under the Performance Objective shall be substantially uncertain when the Committee establishes the objective.

Section 6.              Grant of Awards

(a)           The Committee shall grant Awards to any Grantee who is a Covered Executive not later than 90 days after the commencement of the Performance Year.  If a Covered Executive is initially employed by the Company or a Subsidiary after the beginning of a Performance Year, the Committee may grant an Award to that Covered Executive with respect to a period of service following the Covered Executive’s date of hire, provided that no more than twenty-five percent (25%) of the relevant service period has elapsed when the Committee grants the Award and the Performance Objective otherwise satisfies the requirements applicable to the Covered Executive. The Committee shall select Grantees other than Covered Executives for participation in the Plan and shall grant Awards to such Grantees at such times as the Committee may determine.  In granting an Award, the Committee shall establish the terms of the Award, including the Performance Objectives and the maximum amount that will be paid (subject to the limit in Section 5) if the Performance Objectives are achieved. The Committee may establish different payment levels under an Award based on different levels of achievement under the Performance Objectives.

(b)           After the end of each Performance Year, the Committee shall determine the amount payable to each Grantee in settlement of the Grantee’s Award for the Performance Year. The Committee, in its discretion, may reduce the maximum payment established when the Award was granted, or may determine to make no payment under the Award.  The Committee, in its discretion, may increase the amount payable under the Award (but not to an amount greater than the limit in Section 5) to a Grantee who is not a Covered Executive.  The Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m) of the Code, prior to the settlement of each Award granted to a Covered Executive, that the Performance Objectives and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(c)           The Committee may adjust or modify Awards or terms of Awards (1) in recognition of unusual or nonrecurring events affecting the Company or any business unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (2) with respect to any Grantee whose position or duties with the Company change during a Performance Year, or (3) with respect to any person who first becomes a Grantee after the first day of the Performance Year; provided, however, that no adjustment to an Award granted to a Covered Executive shall be authorized or made if, and to the extent that, such authorization or the making of such adjustment would contravene the requirements applicable to Performance-Based Compensation.

Section 7.              Settlement of Awards

Except as provided in this Section 7, each Grantee shall receive payment of a cash lump sum in settlement of his or her Award, in the amount determined in accordance with Section 6.  Such payment shall be made on or before the fifteenth (15th) day of the third (3rd) month following the Performance Year.  No Award to a Covered Executive for a Performance Year commencing after December , 31, 2011, shall be settled until the shareholders of the Company have reapproved the Plan in a manner that satisfies the requirements of Section 162(m) of the Code.

Section 8.              Termination of Employment

Except as otherwise provided in any written agreement between the Company and a Grantee, if a Grantee ceases to be employed by the Company prior to the end of a Performance Year for any reason other than death, or Disability, any Award for such Performance Year shall be forfeited. If such cessation of employment results from such Grantee’s death or Disability, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable, subject to Section 9, the extent to which the Performance Objectives for the Performance Year or portion thereof completed at the date of cessation of employment have been achieved, and the amount payable in settlement of the Award based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination may be deferred until following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 6. Such Grantee or his or her Beneficiary shall be entitled to receive a lump sum cash settlement of such Award at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Section 162(m) of the Code.

Section 9.              Status of Awards Under Section 162(m)

It is the intent of the Company that Awards granted to Covered Executives for Performance Years commencing after December 31, 2011, shall constitute Performance-Based Compensation, if at the time of settlement the Grantee remains a Covered Executive.  Accordingly, the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder.  If any provision of the Plan relating to a Covered Executive or any Award letter evidencing such an Award to a Covered Executive does not comply with, or is inconsistent with, the provisions of Section 162(m)(4)(C) of the Code or the regulations thereunder (including Treasury Regulation § 1.162-27(e) or its succession provisions) for Performance-Based Compensation, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

Section 10.           Transferability

Awards and any other benefit payable under, or interest in, this Plan are not transferable by a Grantee except upon a Grantee’s death by will or the laws of descent and distribution, and shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

Section 11.           Withholding

All payments relating to an Award, whether at settlement or resulting from any further deferral or issuance of an Award under another plan of the Company in settlement of the Award, shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax withholding requirements.

Section 12.           Tenure

A Grantee’s right, if any, to continue to serve the Company as a Covered Executive, officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her selection as a Grantee or any other event under the Plan.

Section 13.           No Rights to Participation or Settlement

Nothing in the Plan shall be deemed to give any eligible employee any right to participate in the Plan except upon determination of the Committee. Until the Committee has determined to settle an Award under Section 7, a Grantee’s selection to participate, the grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award will be settled under the Plan. The foregoing notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Grantee, to the extent of the Committee’s authority under the Plan, including commitments that limit the Committee’s future discretion under the Plan, but in all cases subject to the provisions of Section 9.

Section 14.           Unfunded Plan

A Grantee shall have no right, title, or interest whatsoever in or to any specific assets of the Company, nor to any investments that the Company may make to aid in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Grantee, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company. The Company shall not be required to establish any special or separate fund, or to segregate any assets, to assure payment of such amounts. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

Section 15.           Other Compensatory Plans and Arrangements

Nothing in the Plan shall preclude any Grantee from participation in any other compensation or benefit plan of the Company or its Subsidiaries. The adoption of the Plan and the grant of Awards hereunder shall not preclude the Company or any Subsidiary from paying any other compensation apart from the Plan, including compensation for services or in respect of performance in a Performance Year for which an Award has been made. If an Award to a Covered Executive may not be settled under the terms of the Plan, however (for example, because the Covered Executive has not achieved the Performance Objective or because shareholders have not approved the Plan), neither the Company nor a Subsidiary may pay any part of the Award to the Covered Executive outside the Plan.

Section 16.           Duration, Amendment and Termination of Plan

After reapproval of the Plan at the 2011 Annual Meeting of Shareholders, no Award may be granted in respect of any Performance Year commencing after December 31, 2016 (if the Company’s 2016 fiscal year does not end on December 31 then for purposes of this sentence the actual date of the end the of Company’s 2016 fiscal year shall be substituted for December 31, 2016).

The Board may amend the Plan from time to time (either retroactively or prospectively), and may suspend or terminate the Plan at any time, provided that any such action shall be subject to shareholder approval if and to the extent required to ensure that compensation under the Plan will qualify as Performance-Based Compensation, or as otherwise may be required under applicable law.

Section 17.           Governing Law

The Plan, Awards granted hereunder, and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Ohio (regardless of the law that might otherwise govern under applicable Ohio principles of conflict of laws).

Section 18.           Effective Date

The Plan was initially effective as of December 31, 2006 and approved by the Company’s shareholders at the 2007 Annual Meeting of Shareholders.  The Plan, as amended, shall be effective as of December 31, 2011; provided the Company’s shareholders reapprove the Plan at the 2011 Annual Meeting of Shareholders.  In addition, the Board may determine to submit the Plan to shareholders for reapproval at such time, if any, as may be required in order that compensation under the Plan shall qualify as Performance-Based Compensation.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 9, 2011.
Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/SRI
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone
telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A
 Proposals — The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposals 2, 3 and 5 and “Three Years” on proposal 4.

1. Election of Directors:	01 - John C. Corey	02 - Jeffrey P. Draime	03 - Douglas C. Jacobs	04 - Ira C. Kaplan
	05 - Kim Korth	06 - William M. Lasky	07 - Paul J. Schlather

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain				For	Against	Abstain
2.	Ratification of Ernst & Young LLP:	☐	☐	☐		3.	Advisory resolution on executive compensation:	☐	☐	☐

4.	Advisory vote on the frequency of the advisory vote on executive compensation:	1 Yr ☐	2 Yrs ☐	3 Yrs ☐	Abstain ☐	5.	Approval of Amended Annual Incentive Plan:	☐	☐	☐

6.	On such other business as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — STONERIDGE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John C. Corey, George E. Strickler and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Sheraton Cleveland Airport Hotel, 5300 Riverside Drive, Cleveland, Ohio 44135, on Monday, May 9, 2011, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 12, 2011 is hereby acknowledged.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE